CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated April 16, 2007 relating to the December 31, 2006 and selected information from our report dated March 29, 2006 for December 31, 2005 of Rockelle Corp. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

Infante & Company

Hollywood, Florida
April 27, 2007